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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Seacoast Financial Services Corporation

We consent to the incorporation by reference in the Registration Statements on Forms S-8 and Forms S-3 of Seacoast Financial Services Corporation and subsidiaries (the "Company"), of our report dated February 27, 2004 with respect to the consolidated balance sheets of the Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of the Company.

Our report refers to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets".


/s/ KPMG LLP


Boston, Massachusetts
March 9, 2004